EXHIBIT 99.1

Triple-S Management Corporation 1441 F.D. Roosevelt Ave. San Juan, PR 00920 www.triplesmanagement.com

FOR FURTHER INFORMATION:
AT THE COMPANY:	INVESTOR RELATIONS:
Roberto García-Rodríguez Chief Executive Officer (787) 749-4949	Kathy Waller AllWays Communicate, LLC (312) 543-6708

Triple-S Management Corporation Announces Management Changes

SAN JUAN, Puerto Rico, January 8, 2016 – Triple-S Management Corporation (NYSE:GTS), one of the leading managed care companies in Puerto Rico, today announced several changes in its executive staff. With the retirement of Ramón Ruiz-Comas, which was initially disclosed in mid-May, Mr. Roberto García-Rodríguez has assumed the role of Chief Executive Officer. Mr. García-Rodríguez joined Triple-S in 2008 and has held positions of increasing responsibility and scope, including General Counsel, Corporate Secretary, and Chief Operating Officer. As COO, he reported directly to Mr. Ruiz-Comas, overseeing all operational matters and spearheading the Company’s ongoing, multi-year strategic transformation. As part of this transformation, effective January 11, 2016:

•	Madeline Hernández-Urquiza, who as President of the Company’s Medicare Advantage operating subsidiary has been instrumental in the successful reorganization of that business, will preside over the company’s two managed care units, with responsibility for the Medicare Advantage, Commercial, and Medicaid businesses. Ms. Hernández-Urquiza has held numerous positions in finance and operations at Triple-S, including Chief Risk Officer for the Commercial and Medicaid businesses as well as Executive Vice President and Vice President of Finance for the Medicaid business, over a 12 year span. She also held several leadership positions, including President and Chief Operating Officer, at a major competitor in the Puerto Rico managed care segment over a five-year period. With this appointment, the Company aims to further advance common strategies, improve operational efficiencies, and attain functional excellence within this market segment. Pablo Almodovar, who currently heads the Commercial and Medicaid businesses, will be leaving the Company to pursue other opportunities. He will assist with the transition of his duties to Ms. Hernández-Urquiza until the end of January.

•	Juan Jose Román-Jiménez will rejoin the company as Chief Financial Officer. Mr. Román-Jiménez was the company’s Chief Financial Officer for close to a decade. He was part of the team that engineered Triple-S’ transition from a non-profit entity to a for-profit corporation, the company’s initial public offering, and three key acquisitions. He left Triple-S in July 2011 to help take EVERTEC, Inc. (NYSE: EVTC) public in April 2013. EVERTEC is a leading full-service transaction processing company in Latin America. The company’s current CFO, Amílcar Jordán, will be leaving the Company to pursue other opportunities. He will assist with the transition of his duties to Mr. Román-Jiménez until the end of January.

•	Finally, Carlos L. Rodríguez Ramos, who has been serving as General Counsel on an interim basis since December 2013, will permanently fill this position.

Mr. García-Rodríguez said, “We would like to thank Messrs. Jordán and Almodovar for their dedicated service and contribution to the company over the years. We wish them success in their future endeavors. The management changes announced today reflect the next step in our strategic transformation, which is designed to strengthen and streamline our organization. We have been thoughtful, forward thinking and decisive throughout this process, and continue positioning Triple-S to capitalize on opportunities for growth over the coming years in a rapidly changing healthcare environment.”

About Triple-S Management Corporation

Triple-S Management Corporation is an independent licensee of the Blue Cross Blue Shield Association. It is one of the leading players in the managed care industry in Puerto Rico. Triple-S Management has the exclusive right to use the Blue Cross Blue Shield name and mark throughout Puerto Rico, the U.S. Virgin Islands, and Costa Rica. With more than 50 years of experience in the industry, Triple-S Management offers a broad portfolio of managed care and related products in the Commercial and Medicare Advantage markets under the Blue Cross Blue Shield marks. In addition to its managed care business, Triple-S Management provides non-Blue Cross Blue Shield branded life and property and casualty insurance in Puerto Rico.

For more information about Triple-S Management, visit www.triplesmanagement.com or contact kwaller@allwayscommunicate.com.

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